Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Wright Medical Group N.V. (formerly known as Tornier N.V.) for the registration of its Ordinary Shares and the incorporation by reference therein of our reports dated February 24, 2015, with respect to the consolidated financial statements and schedule of Tornier N.V. and subsidiaries, and the effectiveness of internal control over financial reporting of Tornier N.V. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 28, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 17, 2015